Exhibit 10.1
11215 Metro Parkway
Fort Myers, Florida 33966
(239)277-6200

March 3, 2014

Mr. David F. Dyer
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Dear Dave:

This letter sets forth our agreement on your compensation and benefits package for fiscal 2014 for your service as the Chief Executive Officer at Chico's FAS, Inc. (the "Company" or "Chico's"). Your signature where indicated signifies your acceptance of the following:

Base Salary:	$950,000.00 annually

Incentive Bonus:
The Target Bonus is 150% of base salary. Actual bonus may range from 0-175% of target, contingent upon the achievement of certain performance goals consistent with the goals for other Chico's executives as established each year by the Board's Compensation and Benefits Committee (the "Plan"). Threshold is 25% of target. Company performance below levels established, however, will result in no bonus payout. Achievement of results beyond the Plan level may pay up to 175% of target. Payouts normally occur at or around the time of our earnings release in early March. The terms of the bonus, including eligibility, payouts and objectives, may be modified from time to time.

Equity Award:
For the 2014 annual equity grant, you will receive an equity award designed to deliver approximately $6.625 million in value on the grant date. The grant date will be March 3, 2014 and the grant price will be the closing price of the Company's stock on the grant date. Approximately 50% of the equity award will be in the form of restricted stock. The restricted stock will vest over a 3-year period with one-third of the restricted stock grant vesting on each anniversary of the grant date. The balance of the equity award will be in the form of performance share units ("PSUs"). You will have the opportunity to earn between 0-150% of the target PSUs awarded with the actual number of PSUs earned based on the RONA targets as set forth under the Company's annual bonus plan. If earned, the PSUs will vest over a 3-year period with one third of the earned PSUs vesting on each anniversary of the grant date.

The actual number of shares awarded will depend on the share price on the grant date; provided, however, that, similar to other executives, the share price used to calculate the number of shares awarded will not be less than $14.00, even if the stock price on the grant date is below $14.00.

Transition to Non-Employee

Director:
We have agreed that, at the appropriate time, you will transition from CEO to a non-employee Director. Under the Company's 2012 Omnibus Stock and Incentive Plan, all equity awarded to you during your tenure as CEO will continue to vest as set forth in the previous paragraph after that transition. You agree to work with the Board, or a Committee thereof, to accomplish a smooth transition from CEO to non-employee Director.

Severance and

Change of Control:
If you are involuntarily terminated without "Cause," or in the event of a "Change of Control" resulting in your voluntary termination with "Good Reason," you may be entitled to the severance benefits set forth in Exhibit A to this letter. Eligibility and key terms are defined in Exhibit A. As a condition to receive the benefits listed in Exhibit A, you agree to execute the Company's Form of Waiver and Release substantially in the form of the agreement attached as Exhibit B to this letter. Both parties acknowledge the inclusion of Restrictive Covenants, including a non-competition covenant and a non-raiding covenant, in Exhibit B.

Death/Disability:
In the event of your death or permanent disability, you will be entitled to the benefits set forth in Exhibit A to this letter. "Permanent Disability" shall mean "disabled" as defined in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

Termination for "Cause"/
Violation of Restrictive

Covenants:
In the event you are terminated for "Cause" or violate any applicable restrictive covenant as set forth in Exhibit B to this letter, you agree to the immediate forfeiture of any unvested equity grants and the cancellation of all outstanding option grants. You also agree that any gains on option exercises within 6 months of the violation of the restrictive covenant are subject to claw-back. Forfeiture of equity grants and option gains may also apply in the event grounds for a "cause" termination are uncovered during any severance period.

Use of Personal

Aircraft:	If the Company requires the use of your personally owned aircraft for Company business, the Company will reimburse you for the actual cost of such business use at appropriate reimbursement rates.

409A Compliance:
Notwithstanding any provisions of this letter to the contrary and, to the extent applicable, this letter shall be interpreted, construed, and administered (including with respect to any amendment, modification, or termination of the letter), in such a manner so as to comply with the provisions of Code Section 409A and any related Internal Revenue Service guidance promulgated thereunder. In addition, for purposes of this letter, each amount to be paid or benefit to be provided to you pursuant to the letter, which constitutes deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A.

Delayed Payment:
Notwithstanding anything in this letter to the contrary, in the event the you are a "specified employee" (as such term is defined in Section 409A(a)(2)(B)(i) of the Code), to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, any payment due and payable to the you hereunder as a result of your severance from service with the Company shall not be made before the date which is six (6) months after such severance from service.

Group Insurance

Plan:	Medical/Dental/Vision

Notwithstanding anything in this letter to the contrary and regardless of the reason for your termination from the Company, you will eligible to receive continued health insurance benefits post-termination until you reach the age of 67 (or, in the case of your death, spousal coverage until you would have reached age 67); provided that you (or your spouse) pay the employee portion of premium post-termination, and provided further that (i) benefits will be discontinued if and when you receive similar benefits from another employer, and (ii) Chico's will not be obligated to provide health benefits to you if it no longer maintains a group health plan.

Health care coverage continuation shall be concurrent with applicable COBRA requirements

Life Insurance:
Chico's provides term insurance equal to lx your base salary; in addition Chico's provides accidental death and dismemberment insurance equal to 1x your base salary. Supplemental insurance is available for purchase.

401(k) Plan:	Eligible deferral of 1-100% of your compensation (subject to an IRS maximum), with a match of 50% of the first 6% of compensation you defer.

Deferred Compensation

Plan:
As a highly compensated associate of Chico's, you will have the opportunity to participate in the Chico's Deferred Compensation Plan and to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). You may defer up to 80% of your base salary payable during 2014 and up to 100% of your bonus paid for 2014 payable in March 2015 in accordance with the terms of the plan.

Stock Purchase

Plan:	To the extent made available to other officers of Chico’s, the opportunity to purchase Chico's stock directly from the Company for a discount, two times a year, in March and September.

As in the past, please understand that Chico's FAS, Inc. is an at-will employer, meaning that either you or Chico's (subject to severance benefits outlined in Exhibit A) are free to end the employment relationship at any time, with or without notice or cause.

Please indicate your acceptance of the above by signing below and returning to my attention. By signing this letter you warrant your acknowledgment the at-will nature of our relationship, and that you are not a party to any agreement that would bar or limit the scope of your employment with Chico's.
If you have any questions, please feel free to call me at your convenience.
Very truly yours,
/s/ Ross Roeder
Ross Roeder
Chairman of the Board
Chico's FAS, Inc.

Accepted by:

/s/ David F. Dyer	3/6/2014
David F. Dyer	Date

EXHIBIT A
In the event of your involuntary termination as CEO without Cause, as defined below, other than a termination within 24 months following a Change in Control (defined below), you will be entitled to all of the benefits set forth, below. We have agreed that for the purposes of this Exhibit A, a voluntary transition from your position as CEO to a non-employee member of our Board of Directors does not constitute a termination.
Once the transition from your position as CEO to a non-employee member of our Board of Directors is complete, if the Board does not nominate you to stand for election to the Board in the normal course, if you are not reelected to the Board by a majority of the Company's shareholders, or in the event of your death or permanent disability, then you will only be entitled to the benefits set forth in paragraphs 3 through 6, below.

1)
Payments equal to the sum of base salary and target bonus, payable in monthly installments over one year. Payments will commence on the thirty-fifth (35th) day following your termination of employment, provided that (i) you have executed the waiver and release agreement, and (ii) the required revocation period has expired.

2)
A pro-rated bonus for the applicable bonus period based on actual company performance that would otherwise have been payable to you. Payments will be made after year-end results are measured, but in no event later than two and one half months after the end of the fiscal year.

3)	Accelerated vesting of time-based restricted stock grants without proration.

4)
Accelerated vesting of all PSUs based on actual performance at end of the performance period, without proration. These shares will be paid as soon as possible after the end of the performance period, but in no event later than two and one-half months after the end of such performance period.

5)
Continued health insurance coverage until age 67 provided that you pay the employee portion of premium post-termination, and provided further that (i) benefits will be discontinued if and when you receive similar benefits from another employer, and (ii) Chico's will not be obligated to provide health benefits to you if it no longer maintains a group health plan.

6)	All severance benefits are specifically conditioned on the Company receiving a signed waiver and release agreement from you as well as your continued compliance with the restrictive covenants.
"Cause" shall mean the occurrence of any of the following:

1)	Your conviction of, or entering a plea of no contest to, any felony;

2)	Your conviction of, or entering a plea of no contest to, any crime related to your employment by the Company, but specifically excluding traffic offenses;

3)
Your continued willful neglect of, refusal to perform, or gross negligence concerning, your duties, or engaging in willful misconduct in the performance of your duties, which has a material adverse effect on the Company;

4)
Your willful failure to take actions that are permitted by law and necessary to implement policies of the Company's Board of Directors which the Board of Directors has communicated to you in writing, provided that minutes of a Board of Directors meeting that are provided to or made available to you shall be deemed communicated to you;

5)	Your material breach of the terms of the attached letter agreement; or,

6)
Drug or alcohol abuse by you, but only to the extent that such abuse has an obvious and material adverse effect on the Company or on the performance of your duties and responsibilities under this Agreement, provided; however, that Cause shall not be found in any of the circumstances set forth above (other than in subparagraph (1), or (2) above or where the basis for the Cause determination is incapable of being cured) unless the relevant act or failure to act is not cured by you within ten (10) business days after the Company gives you written notice setting out a clear description of the circumstances alleged by the Company to constitute Cause hereunder.

In the event of your involuntary termination without Cause, or your voluntary termination with "Good Reason," as defined below, in either case within 24 months following a Change in Control (CIC), you will be entitled to the following:

1)
An amount equal to two (2) times the sum of base salary and target bonus, payable in a lump sum. Payments will be made on the thirty-fifth (35th) day following your termination of employment, provided that (i) you have executed the waiver and release agreement, and (ii) the required revocation period has expired.

2)	You may exercise any vested options for three years after termination or the remaining term of the options, whichever is less.

3)
PSUs -Upon a CIC, any unvested PSUs will be converted, without pro-ration, to time vested restricted stock units, with the number of restricted stock units based upon performance to the date of the CIC. In the event of your involuntary termination without "Cause" or your termination with "Good Reason," as defined below, in either case within 24 months following the CIC, vesting of these restricted stock units and any other unvested restricted shares will be accelerated and you will receive delivery of the shares within 60 days following such termination of employment.

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"Good Reason" shall mean, without your express written consent, the occurrence of the following events, unless such events are corrected in all material respects by the Company within 30 days of your written notification to us that you intend to terminate your employment for "Good Reason and provided that you gave the Company notice within 90 days of the initial existence of such conditions:"

1)	Any material reduction in your then current titles or positions, or a material reduction in your then current duties or responsibilities; or

2)	Your failure to be re-elected or re-appointed to the Company's Board of Directors.

In the event of your death or "Permanent Disability", as defined in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), following a CIC, You or your beneficiaries will be entitled to the following:

1)	All accrued but unpaid compensation

2)	You or your beneficiaries may exercise any vested options for one year after your death or Permanent Disability or the remaining term of the options, whichever is less.

3)
Continued health insurance coverage until age 67 (or, in the case of death, until executive would have reached age 67) as set forth in the Letter; such benefits to be mitigated by similar benefits provided by new employer.

A "Change in Control" shall mean:

1)
any "person" or "group" as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding securities;

2)
during any one-year period, individuals who at the beginning of such period constitute the Board of Directors, and any new director who is elected or nominated by the Board by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the one-year period or whose election or nomination was previously so approved, cease to constitute at least a majority of the Board;

3)
a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or its ultimate parent outstanding immediately after such merger or consolidation; or

4)	the sale or disposition of all or substantially all of the Company's assets.

Provided that a "Change in Control" shall not be deemed to have occurred unless it is a "change in control" within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.
EXHIBIT B

CONFIDENTIAL EXECUTIVE SEPARATION AGREEMENT AND RELEASE

This Confidential Executive Separation Agreement and Release ("Agreement") is entered into between Chico's FAS, Inc., its subsidiaries and affiliates, including but not limited to Chico's Retail Services, Inc., White House/Black Market, Inc., Chico's Distribution Services, LLC, SOMA by Chico's, LLC and Boston Proper, Inc. (collectively referred to in this Agreement as the "Company") and ___________ ("Executive").

Executive's employment by Company as its _____________________________ has been terminated effective _____________ ("Termination Date"). Company and Executive wish to provide for the payment of severance pay to Executive and the final settlement of all claims that Executive may have against Company and any of the other Released Parties named in this Agreement, including but not limited to claims arising out of his employment by Company and claims alleging an ownership interest in Company. Therefore, Company and Executive agree as follows:

1.    Termination of Employment

Executive acknowledges that his employment by Company has been terminated effective at the close of business on the Termination Date. He acknowledges that he has received all of his accrued salary and vacation pay up to and including that date. He shall not receive or accrue any salary or benefits after that date.

2.	Severance Payments

Company shall pay Executive severance payments and benefits in the amount and manner outlined in the Letter Agreement dated March 3, 2014.

3.	General Release

In exchange for the payments described in paragraph 2 above, Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, releases and waives any claims, charges, complaints, liabilities, obligation s, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, of any kind that he or his heirs, executors, administrators, successors and assigns had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever (the "Claims") against, (a) Company and its subsidiaries and affiliates, including but not limited to Chico's Retail Services, Inc., White House/Black Market, Inc., Chico's Distribution Services, LLC, SOMA by Chico's, LLC and Boston Proper, Inc.; (b) the owners, shareholders, employees, officers, managers, supervisors, directors, agents, attorneys, partners, joint ventures, predecessors, successors and assigns of Company and its subsidiaries and affiliates; and (c) the employee benefit plans and plan administrators and fiduciaries of Company and its subsidiaries and affiliates (collectively referred to in this Agreement as the "Released Parties") from the beginning of time through the date upon which he signs this Agreement. Notwithstanding the foregoing , nothing herein shall be considered as releasing; (i) any rights that Executive may have to indemnification and directors and officers liability insurance coverage; (ii) Executives' right to enforce the terms of this Agreement; (iii) any rights that cannot be waived under applicable Jaw; or (iv) any rights to workers' compensation or unemployment insurance benefits.

This General Release waives all Claims of any kind that Executive may have against the Released Parties from the beginning of time through the date upon which Executive signs this Agreement, including any Claim arising out of (a) Executive's employment by Company or the termination of that employment; (b) an alleged ownership interest in Company; (c) any express or implied contract; (d) any public policy violation or other tort; (e) any federal, state or local constitution, statute, regulation or ordinance (including statutory attorneys' fees); or (f) any other law of any kind. It expressly waives all Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the American s with Disabilities Act, the Fair Labor Standards Act, the Worker Retraining and Notification Act, the Employee Retirement Income Security Act, and the Florida Civil Rights Act of 1992 (often referred to as the Florida Civil Human Rights Act). Executive represents that he has not filed against the Company or any of the Released Parties any complaints, charges or lawsuits arising out of his employment by the Company, or any other matter arising on or prior to the date he signs this Agreement. Executive covenants and agrees that he will not seek any personal recovery against the Company or any of the Released Parties arising out of any of the matters set forth in this paragraph 3.

4.	Knowing and Voluntary Waiver

By signing this Agreement, Executive acknowledges the following:

(a)He has read and understands this Agreement.

(b)He understands that the General Release set forth above waives rights or claims arising under the Age Discrimination in Employment Act.

(c)	He understands that be is not waiving any rights or claims under the Age Discrimination in
Employment Act that may arise after the date on which he signs this Agreement.

(d)	He was not already entitled to the severance payments described above, and they are consideration in exchange for his waiver of rights or claims in this Agreement.

(e)	He is advised that he should consult with an attorney prior to signing this Agreement.

(f)	He understands that he has a period of 21 days to consider this Agreement before signing it.

(g)He understands that he has a right to revoke this Agreement for seven days after signing it, and that it will not become effective or enforceable until that period has expired. To be effective, any revocation must be, in writing, to the Chief Human Resources Officer for the Company, and state, "I hereby revoke my acceptance of our Confidential Executive Separation Agreement and Release." The revocation must be personally delivered to the Chief Human Resources Officer for the Company, or his designee, or mailed to the Chief Human Resources Officer for the Company and postmarked within seven calendar days of execution of this Agreement. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.

(h)    Revisions to this Agreement do not restart the 21 period set forth in this Section.

5.	No Assignment of Claims

Executive represents and warrants that he has not transferred or assigned to any other person or entity any of the claims that are waived or released by him in the General Release set forth above. ·

6.	Non-Disclosure and Code of Ethics Agreements

Executive acknowledges that he has surviving obligations under the Code of Ethics and the Non-Disclosure Agreement that he previously signed, which are incorporated into this Agreement by reference, and he agrees to comply with all of such obligations. Executive acknowledges that the Non-Disclosure Agreement prohibits him from using or disclosing, in any way, information relating to the compensation or contact information of current or former employees of the Company.

7.	Employment with a Competitor

Executive understands if he begins to work for a Direct Competitor of the Company, as an employee, director, or contractor, within twelve months from the Effective Date of this Agreement, he must immediately notify the Chief Human Resources Officer for the Company. Executive also understands if he does begin such work, all remaining severance payments under Section 2, above, will end. For the purposes of this Agreement, Direct Competitors of the Company arc specifically defined as ______________. ____________ and ____________. [Company to insert named competitors].

8.	Confidentiality

Executive agrees that he will not disclose the terms of this Agreement to anyone except his accountant or attorney, unless he is required to do so by law or court order. He further agrees that any disclosure of such terms by his accountant or attorney will be deemed to be a breach of this covenant. Because a breach of this covenant would result in damages that would be extremely difficult to ascertain or calculate, liquidated damages in the sum of $10,000 shall immediately be due from Executive to Company if this covenant is breached.

9.	No Disparagement

Executive agrees that he will not disparage Company or any of the other Released Parties in any communication, or make any statements that will reflect negatively on or harm the business interests of any of them.

10.	No Raiding

Executive agrees that, for one year following the Effective Date of this Agreement, he will not solicit or attempt to persuade any employee, consultant, representative or agent of Company or any of its subsidiaries or affiliates to terminate his or her employment or relationship with Company or its subsidiary or affiliate. Executive acknowledges that the purpose of this covenant is to enable Company and its subsidiaries and affiliates to maintain a stable workforce in order to remain in business, and that it would disrupt, damage, impair and interfere with their business if he were to engage in such solicitation.

11.	Return of Company Property

Executive acknowledges that he is required to return to Company all property belonging to Company or its subsidiaries or affiliates, and he agrees to do so promptly. This includes, but is not limited to, equipment, keys, credit cards, files, records, documents, notes, computer records, intellectual property and proprietary information of any kind. He further acknowledges that he is not permitted to remove such property from the premises of Company or its subsidiaries or affiliates or retain it in his possession, and he agrees not to do so.

12.	Restrictive Covenants

Executive agrees that should he violate any of the Restrictive Covenants outlined in Paragraphs 6, 7, 9 and 10, herein, any unvested equity grants will be immediately forfeited and all outstanding option grants will be cancelled. He further acknowledges that any gains on option exercises within six months of the violation of the Restrictive Covenant are subject to claw-back. These remedies are in addition to any and all other legal remedies.

13.	Future Employment

Executive agrees that he will not apply for employment with Company or any of its subsidiaries or affiliates at any time in the future.

14.	Non-Admission of Liability

Nothing in this Agreement shall be construed as an admission of liability by Company or any of the other Released Parties.

15.	Cooperation

Executive agrees that, if any legal action is threatened or commenced against Company or any of the other Released Parties, relating to events about which he has knowledge, he will cooperate fully with them in the defense of such action.

16.	Entire Agreement

With the exception of the Non-Disclosure Agreement and Code of Ethics referred to above, this Agreement contains the complete and exclusive agreement between Executive and Company related to the matters addressed herein, and it supersedes any other agreements for understandings between them, whether oral or in writing. Executive acknowledge s that he has not relied on any oral representations concerning the effect of this Agreement.

17.	Amendments and Waivers

This Agreement may be amended or modified, and its provisions may be waived, only in a written instrument signed by Executive and Company.

18.	Severability

If any part of this Agreement is held to be unenforceable for any reason, the other parts of the Agreement will remain in effect.

19.	Governing Law

This Agreement shall be governed by and construed under the laws of the State of Florida, without regard to principles of conflict of laws.

20.	Interpretation

The rule of interpretation that ambiguities in an agreement arc to be construed against the party that drafted it shall not apply to this Agreement.

21.	Successors

This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, successors and assigns.

22.	Counterparts

This Agreement may be executed in counterparts, and every signed counterpart shal1 have the legal effect of an original document.

23.	Attorneys' Fees

If any arbitration or other legal proceeding is commenced to enforce the terms of this Agreement, the prevailing party shall be entitled to the payment of its reasonable attorneys' fees and costs in the proceeding by the losing party.

24.    Effective Date

This Agreement shall become effective upon the expiration of the seven-day revocation period provided for above, unless Executive revokes it during the revocation period.

EXECUTIVE	CHICO'S FAS, INC.
By:	By:	Chief Human Resources Officer
Dated:	Dated: